As filed with the Securities and Exchange Commission on August 9, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STRATA SKIN SCIENCES, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-3986004 (I.R.S. Employer Identification Number)
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044
(215) 619-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert J. Moccia
Chief Executive Officer
STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044
(215) 619-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Sunjeet S. Gill, Esq.
Stevens & Lee, P.C.
620 Freedom Business Center Drive, Suite 200
King of Prussia, PA 19406
(610) 205-6000
Fax: (610) 337-4374
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
STATEMENT PURSUANT TO RULE 429
As described in greater detail in the prospectus contained in this registration statement on Form S-3 (the “Registration Statement”), the shares of common stock to be offered for resale by the selling stockholder include (a) 426,374 shares of common stock that are newly registered hereunder and (b) 373,626 shares of common stock that were previously registered and currently remain unsold pursuant to the registration statement on Form S-3 (File No. 333-261090) previously filed by the registrant and declared effective by the Securities and Exchange Commission on November 24, 2021 (the “Prior Registration Statement”).
The registrant is filing a single prospectus in this registration statement, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus is a combined prospectus relating to (i) an aggregate of 373,626 shares of common stock that are currently registered and remain unsold under the Prior Registration Statement and (ii) 426,374 shares of common stock, resales of which are being newly registered hereunder, in each case as described in the fee table filed as an exhibit to this registration statement. Pursuant to Rule 429, this registration statement constitutes a post-effective amendment to the Prior Registration Statement with respect to the offerings of such unsold shares thereunder. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective.
SUBJECT TO COMPLETION, DATED AUGUST 9, 2023
STRATA Skin Sciences, Inc.

800,000 Shares of Common Stock
Issuable upon Exercise of an Outstanding Warrant
This prospectus relates to the resale, from time to time, of up to 800,000 shares of our common stock, $0.001 par value per share, issuable upon exercise of an outstanding common stock purchase warrant by the selling stockholder described herein.
Our common stock is listed on the Nasdaq Capital Market under the symbol “SSKN.” On August 8, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.87 per share.
All of the shares of common stock offered hereby are issuable upon the exercise of the warrant to purchase up to 800,000 shares of common stock. The warrant was originally issued by us on September 30, 2021 (the “Original Warrant”) in connection with an $8.0 million senior secured financing with MidCap Financial Trust (“MidCap”), of which the full amount was drawn by us on September 30, 2021 (the “Original Credit Facility”). On June 30, 2023, we entered into Amendment No. 3 of the Credit Agreement which increased to $20 million the amount available under the Credit Facility, as amended (the “Amended Credit Facility”) and we amended and restated the Original Warrant (as amended, the “Warrant”). We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholder. The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. The timing and amount of any sale is within the selling stockholder’s sole discretion, subject to certain restrictions. The selling stockholder may sell the shares described in the prospectus in a number of different ways and at varying prices. For additional information about how the selling stockholders may sell their shares of common stock, you should refer to the section entitled “Plan of Distribution” in this prospectus. The shares offered by this prospectus and any prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers, or other agents. If any underwriters or agents are involved in the sale of any shares with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement.
We are registering the offer and sale of the common stock by the selling stockholders to satisfy certain registration rights we have granted to the selling stockholder. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholder. We will, however, receive proceeds from the cash exercise of the Warrant which, if exercised in cash with respect to all of the 800,000 shares of common stock, would result in gross proceeds of $704,000 to us.
Investing in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 7 of this prospectus and the risk factors incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 9, 2023

i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
This prospectus relates to shares of our common stock which the selling stockholder named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred by us in registering these shares.
You should rely only on the information contained in, or incorporated by reference into, this prospectus. Neither we nor any agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus or any other offering materials are accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.
This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC’s offices listed under the heading “Where You Can Find More Information.” You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Information by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
All statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, other than statements of historical facts, that address future activities, events or developments are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.
Forward-looking statements include, but are not limited to, statements about:
•	forecasts of future business performance, consumer trends and macro-economic conditions;
•	descriptions of market, competitive conditions, and competitive product introductions;
•	descriptions of plans or objectives of management for future operations, products or services;
•	actions by the FDA or other regulatory agencies with respect to our products or product candidates;
•	changes to third-party reimbursement of laser treatments using our devices;
•	our estimates regarding the sufficiency of our cash resources, expenses, capital requirements and needs for additional financing and our ability to obtain additional financing;
•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
•	anticipated results of existing or future litigation or government actions;
•	health emergencies, the spread of infectious disease or pandemics; and
•	descriptions or assumptions underlying or related to any of the above items and other factors.
These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially.
You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this prospectus, the date on the cover of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, documents incorporated herein by reference and in other documents that we may file with the SEC.
INDUSTRY AND MARKET DATA
This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. Although we believe these third-party sources are reliable, we have not independently verified the information. Except as may otherwise be noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. In addition, some data are based on our good faith estimates. Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. However, none of our estimates have been verified by any independent source. See “Special Note Regarding Forward-Looking Statements” above.
TRADEMARKS
STRATAPEN®, XTRAC®, XTRAC S3®, VTRAC®, MELAFIND®, THERACLEAR®, MOMENTUM®, and PHAROS® are our registered trademarks. These trademarks are important to our business. Although we may have omitted the “®” or “TM” trademark designation for such trademarks in this prospectus, all rights to such trademarks are nevertheless reserved. Unless otherwise noted, other trademarks used in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY
The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 7.
Unless the context requires otherwise, in this prospectus, the terms “STRATA,” the “Company,” “we,” “us,” “our” and similar terms refer to STRATA Skin Sciences, Inc. and its subsidiary, PhotoMedex India Private Limited.
Business Overview
We are a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Our products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions. Our products also include the TheraClear® Acne Therapy System utilized in the treatment of mild to moderate inflammatory, comedonal and pustular acne.
We were incorporated in the State of New York in 1989 under the name Electro-Optical Sciences, Inc. and subsequently reincorporated under the laws of the State of Delaware in 1997. In April 2010, we changed our name to MELA Sciences, Inc. On January 5, 2016, we changed our name to STRATA Skin Sciences, Inc. In June 2015, we completed the acquisition of the XTRAC® Excimer Laser and the VTRAC® excimer lamp businesses from PhotoMedex, Inc. (the “Acquisition”). Prior to the Acquisition, the Company’s only product was the MelaFind® system, or MelaFind, a device for aiding dermatologists in the evaluation of clinically atypical pigmented skin lesions. We have discontinued the MelaFind business.
In August 2021 and January 2022, we acquired the Pharos U.S. dermatology business and the TheraClear acne treatment business, respectively.
XTRAC and Pharos Systems and VTRAC Systems
The XTRAC and Pharos excimer laser technology emits highly concentrated-UV light targeted primarily towards autoimmune dermatological skin disorders such as psoriasis, vitiligo, atopic dermatitis, and eczema, among others. The XTRAC system received U.S. Food and Drug Administration (“FDA”) clearance in 2000 and the Pharos in 2004, and excimer laser has since become a widely recognized treatment for psoriasis, vitiligo and other skin diseases. Psoriasis and vitiligo alone affect up to 13 million people in the U.S. and 195 million people worldwide. VTRAC is a UV light lamp system that works in much the same way as the XTRAC. It received FDA clearance in August 2005 and Conformite Européenne (“CE”) mark approval in January 2006 and has been marketed exclusively in international markets.
Present in natural sunlight, ultraviolet B (“UVB”) is an accepted psoriasis treatment that penetrates the skin to slow the growth of damaged skin cells thereby placing the disease into remission for a period of time. Studies have shown that the remission time can last three to six months or longer. In our XTRAC system, our targeted therapy approach delivers optimum amounts of UVB light directly to skin lesions, sparing healthy tissue. Many peer reviewed studies have proven that the XTRAC excimer laser can clear psoriasis faster and produce longer remissions than other UVB modalities, resulting in fewer treatments to produce the desired result.
We currently market four XTRAC excimer models. In October 2018, we announced the launch of XTRAC S3®, which, as compared to previous XTRAC generations, is smaller, faster and has a new user interface. In January 2020, we announced the FDA granted clearance for our XTRAC Momentum Excimer Laser System platform. This clearance is the first full platform clearance since 2008. Momentum has an increased power range to improve patient safety and treatment efficiency; a new and exclusive proprietary short-hair tip, providing ease of use in difficult-to-treat scalp psoriasis; and an enhanced user interface and database. In February 2022, we announced the commercial launch of our next generation excimer laser system, XTRAC Momentum® 1.0, which delivers higher power and a faster repetition rate than the current models, along with a new user interface and slim design. We continue to market the XTRAC Velocity, our third-generation laser and the XTRAC Ultra Plus, which is also a highly effective model marketed primarily in certain international markets. The Momentum, S3, Velocity and the Ultra Plus are capable of treating mild, moderate and severe psoriasis, vitiligo, atopic dermatitis and leukoderma.
The XTRAC excimer laser is marketed in the U.S. mainly under a recurring revenue model in which we place the system in the physician’s office for no upfront charge and generate our revenue on a per-use basis (referred to herein as the dermatology recurring procedures model or segment). We estimate that there are over 1,000 XTRAC lasers in use in the U.S., of which 909 systems were, as of December 31, 2022, included in our dermatology recurring procedures revenue model. The Pharos business provides the opportunity for us to convert the customer base to our XTRAC excimer laser system. The target U.S. audience for XTRAC lasers comprises approximately 3,500 dermatologists who perform disease management. Until 2019, in markets outside the U.S. the XTRAC laser had been marketed primarily as dermatology procedures equipment sales through distributors in over twenty-five countries. The VTRAC is marketed exclusively in international markets through the same distributors.
Since 2019, we have been transitioning our international dermatology procedures equipment sales through our master distributor to a direct distribution model for equipment sales and recurring revenue on a country by country basis. In January 2022, our agreement with our master distributor expired. We have signed distributor contracts by year as follows: 2019 — Korea, 2020 — Japan, 2021 — China, Israel, Saudi Arabia, Kuwait, Oman, Qatar, Bahrain, UAE, Jordan, Iraq and 2023 — Mexico.
Studies have concluded that XTRAC treatment leads to significant improvement in psoriasis plaques and severity scores in as few as six to ten treatments. Treatment protocols recommend that patients receive two treatments per week with a minimum of 48 hours between treatments. Our data shows that treatment with XTRAC excimer lasers has an 89% efficacy rate and produces only minimal side effects. In support of its clinical effect, the XTRAC excimer lasers have been cited in over 45 clinical studies and research programs, with findings published in peer-reviewed medical journals around the world. The XTRAC excimer laser has also been endorsed by the National Psoriasis Foundation, and its use for psoriasis is covered by nearly all major insurance companies, including Medicare. XTRAC treatment is a reimbursable procedure for psoriasis under three Current Procedural Terminology (“CPT”) codes. There are three applicable CPT codes that differ based on the total skin surface area being treated. Insurance Reimbursement to physicians varies based upon insurance company and location. The national CPT code reimbursement established by the Center for Medicaid Services (“CMS”), which forms the basis for most insurance companies’ reimbursement levels, ranges for the three codes between $162 per treatment to $240 per treatment. (See “Third Party Reimbursement” below.)
Psoriasis, the Disease
The World Health Organization describes psoriasis as a chronic, noncommunicable, painful, disfiguring and disabling disease for which there is no cure, and which generates a great negative impact on patients’ quality of life. It manifests itself in many forms and typically causes raised, red, scaly patches that appear on the skin and may cause itchiness, burning or stinging. Psoriasis is also associated with other serious health conditions such as diabetes, heart disease and depression.
Psoriasis Treatment Options
There are essentially three main types of psoriasis treatments, as listed below:
Topical therapies: These can include corticosteroids, vitamin D3 derivatives, coal tar, anthralin and retinoids, among others, that are sold as a cream, gel, liquid, spray, or ointment. The efficacy of topical agents varies from person to person, although these products are commonly associated with a loss of potency over time as people develop resistance.
Phototherapy: This is the area in which we operate. Our XTRAC Excimer Systems are FDA-cleared, reimbursed by insurance, and exhibit none of the significant side-effects associated with some alternative therapies.
Systemic medications: There are a number of prescription medications available for psoriasis, which are given either by mouth or as an injection. The popularity and use of these medications are growing significantly, notwithstanding their cost and their potentially severe side-effects.
XTRAC excimer lasers are particularly significant and beneficial for mild to moderate psoriasis patients who prefer a noninvasive treatment approach without the side effects of invasive, systemic agents, or to patients who have developed a resistance to topical agents. In many cases, patients treated with topical or systemic therapies are also candidates for phototherapy.
Using the XTRAC and Pharos Excimer Lasers to Treat Vitiligo and Other Skin Diseases
UV light therapy is considered to be an effective and safe treatment for many skin disorders beyond psoriasis. To this effect, the XTRAC technology is FDA cleared for the treatment of not only psoriasis but also vitiligo (a skin pigment deficiency), atopic dermatitis (eczema) and leukoderma, which is a localized loss of skin pigmentation that occurs after an inflammatory skin condition such as a burn, intralesional steroid injection, or post dermabrasion.
XTRAC technology for vitiligo patients typically requires more therapy sessions than for psoriasis but is dependent on the severity of the disease. In the treatment of vitiligo, we believe XTRAC functions to reactivate the skin’s melanocytes (the cells that produce melanin), which causes pigment to return. To date, there is not sufficient data to confirm how long patients can expect their vitiligo to be in remission after XTRAC therapy. Based on anecdotal reports, we believe that re-pigmentation may last for several years. Historically, vitiligo treatments had been considered cosmetic procedures by insurance companies, and as such were not reimbursed. However, over the past several years, there has been a significant increase in insurance coverage for these procedures and we estimate that currently approximately 76% of insurers consider XTRAC treatments to be medically necessary for the treatment of vitiligo and therefore provide coverage.
We believe that several factors have limited the growth of the use of XTRAC treatments from those who suffer from psoriasis and vitiligo. Specifically, we believe that awareness of the positive effects of XTRAC treatments has not been high enough among both sufferers and providers; and that the treatment regimen requiring sometimes up to 12 or more treatments has limited XTRAC use to certain patient populations. Addressing the lack of knowledge issue, we have a direct to patient advertising campaign aimed at motivating psoriasis and vitiligo patients to seek out XTRAC treatments from our physician partners. Specific advertisements encourage prospective patients to contact our patient advocacy center via telephone or web site, wherein we provide information on the treatment and insurance coverage, and ultimately we can schedule an appointment for the prospective patient to be evaluated by a physician within our customer network, convenient to their location, to determine if they would benefit from XTRAC treatments.
STRATAPEN
In January 2017, we entered into an OEM agreement with Esthetic Education, LLC to private label the STRATAPEN device. STRATAPEN® MicroSystems is a micropigmentation device that provides advanced technology offering exceptional results. This contract expired in January 2020, but we continue to sell consumable supplies for this product on a purchase order basis.
THERACLEAR
In January 2022, we acquired the TheraClear assets from Theravant Corporation. The TheraClear Acne Therapy System delivers a two-part process for treating inflammatory acne, pustular acne and comedonal acne that combines a vacuum and broadband light that has been proven to clear skin rapidly for fast and visible reduction in acne and associated redness. Treatments are very comfortable, take 10 minutes to perform, are highly effective, and can be used on all skin types. We market the device under the Theraclear®X trade name.
Competition
Our XTRAC product line competes with pharmaceutical compounds and methodologies used to treat an array of skin conditions. Such alternative treatments may be in the form of topical products, systemic medications, and phototherapies from both large pharmaceutical and smaller devices companies. Our major competitors for dermatological solutions include The Daavlin Company, National Biologic Corporation, and pharmaceutical companies producing topical products and systemic and biologic medications. Currently, our XTRAC system is believed to be a competitive therapy to alternative treatments on the basis of its recognized clinical effect, minimal side effect profile, cost-effectiveness and reimbursement.
Our TheraClear device competes with a range of over the counter treatment methodologies, as well as prescription only medications, and in-office treatment methodologies.
Manufacturing
We manufacture our XTRAC products at our 17,000 sq. ft. facility in Carlsbad, California. Our California facility is certified as ISO 13485 compliant. ISO 13485 is an International standardization written by the International Organization for Standardization, which publishes requirements for a comprehensive quality management system for the design and manufacture of medical devices. Certification to the standard is awarded by accredited third parties. We believe that our present manufacturing capacity at these facilities is sufficient to meet foreseeable demand for our products.

Research and Development Efforts
Our research and development team, including engineers, consists of approximately four employees. We conduct research and development activities at our facility located in Carlsbad, California. Our research and development efforts are focused on the application of our XTRAC system for the treatment of inflammatory skin disorders.
Intellectual Property
Our policy is to protect our intellectual property by obtaining U.S. and foreign patents to protect technology, inventions and improvements important to the development of our business. As of June 30, 2023, 19 issued U.S. patents are in force, and some of these patents have foreign counterparts issued and pending.
We also rely on trade secrets and technical know-how in the manufacture and marketing of our products. We require our employees, consultants and contractors to execute confidentiality agreements with respect to our proprietary information.
In February 2021, the license for the exclusive rights for patents related to the delivery of treatment to vitiligo with the Icahn School of Medicine at Mount Sinai expired. We do not believe that this will have a material impact on our business.
We believe that our patented methods and apparatus, together with proprietary trade-secret technology and registered trademarks, give us a competitive advantage; however, whether a patent is infringed or is valid, or whether or not a patent application should be granted, are all complex matters of science and law, and therefore, we cannot be certain that, if challenged, our patented methods and apparatus and/or trade-secret technology would be upheld. If one or more of our patented methods, patented apparatus or trade-secret technology rights, or our trademark rights, are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.
Third-Party Reimbursement
Our ability to market our phototherapy products successfully depends in large part on the extent to which various third parties are willing to reimburse patients or providers for the cost of medical procedures utilizing our treatment products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payers are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs or other treatments are available, third-party payers may not authorize, or may limit, reimbursement for the use of our products, even if our products are safer or more effective than the alternatives. Additionally, they may require changes to our pricing structure and revenue model before authorizing reimbursement.
Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems, as well as government-managed systems. Our XTRAC products remain substantially without approval for reimbursement in many international markets under either government or private reimbursement systems. To date, patients of the TheraClear products have had limited success in obtaining third party reimbursement for such treatments.
Many private plans key their reimbursement rates to rates set by the CMS under three distinct CPT codes based on the total skin surface area being treated.
As of December 31, 2022, the national rates were as follows:
•	96920 – designated for: the total area less than 250 square centimeters. CMS assigned a 2022 national payment of $162 per treatment;
•	96921 – designated for: the total area 250 to 500 square centimeters. CMS assigned a 2022 national payment of $176 per treatment; and
•	96922 – designated for: the total area over 500 square centimeters. CMS assigned a 2022 national payment of $240 per treatment.

The national rates are adjusted by overhead factors applicable to each state.
Employees
As of June 30, 2023, we had 109 full-time employees, which consisted of 2 executive officers, 3 vice presidents, 55 sales and marketing staff, 17 people engaged in manufacturing of lasers, 16 customer-field service personnel, 4 engaged in research and development. and 12 finance and administration staff.
Customers
Domestically, our XTRAC customers consist of dermatologists and dermatological group clinics who partner with us primarily in our dermatology procedures recurring revenue model. As of December 31, 2022, we have 909 partner clinics throughout the United States. Internationally, we have been transitioning our international dermatology procedures equipment sales through our master distributor to a direct distribution model for equipment sales and recurring revenue on a country by country basis. We have signed distributor contracts by year as follows: 2019 — Korea, 2020 — Japan, 2021 — China, Israel, Saudi Arabia, Kuwait, Oman, Qatar, Bahrain, UAE, Jordan, Iraq and 2023 — Mexico.
Available Information
We file annual, quarterly and current reports, proxy statements and other information with the Commission. These filings are available to the public on the Internet at the Commission’s website at http://www.sec.gov.
Our Internet address is http://www.strataskinsciences.com (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus). We make available free of charge on https://strataskinsciencesinc.gcs-web.com/sec-filings our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practical after we electronically file such material with, or furnish it to, the Commission. We may from time to time provide important disclosures to investors by posting them in the Investor Relations section of our website, as allowed by the Commission’s rules. The information on the website listed above is not and should not be considered part of this prospectus and is intended to be an inactive textual reference only.

THE OFFERING
The following summary contains basic terms about this offering and our common stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 7. For a more complete description of the terms of the common stock, see “Description of our Capital Stock.”
Issuer
STRATA Skin Sciences, Inc.
Securities Offered by the Selling Stockholders
800,000 shares of common stock issuable upon the exercise of the Warrant issued to the selling stockholder in connection with the Senior Financing.
Common stock to be outstanding after this offering if the Warrant is exercised in full(1)
35,681,453 shares of common stock
Offering Plan
The selling stockholder may sell the shares of common stock from time to time in various ways at different prices, including prevailing market prices in the public market or in negotiated transactions. See the section titled “Plan of Distribution” in this prospectus.
Use of Proceeds
We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder. However, we will receive proceeds upon any cash exercise of the common stock purchase warrant. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we plan to use the net proceeds from the cash exercise of such Warrant for working capital, general corporate purposes and growth initiatives, including organic growth and potential future acquisitions. See the section titled “Use of Proceeds” in this prospectus.
Dividend Policy for Common Stock
We do not anticipate paying cash dividends on our common stock in the foreseeable future.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “SSKN.”
Risk Factors
Our business is subject to substantial risk. Please carefully consider the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus including, but not limited to, the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 (together with any material changes thereto contained in any subsequent filed Quarterly Reports on Form 10-Q), for a discussion of the factors you should consider carefully before deciding to purchase these securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.
(1)
The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 34,881,453 shares of common stock outstanding as of June 30, 2023. The number of outstanding shares excludes, as of June 30, 2023, 5,489,311 shares of common stock reserved for issuance pursuant to grants under our Equity Incentive Plan, 2,298,706 shares of common stock reserved for future issuance under our Equity Incentive Plan and shares of common stock issued pursuant to an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (Ladenburg).

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus, including our consolidated financial statements and accompanying notes and the information under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q, before you decide to purchase our securities. See the section of this prospectus entitled “Incorporation of Certain Information by Reference.” The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein and the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment.
Risks Related to this Offering and Ownership of Shares of Our Common Stock
The market for our common stock may not provide investors with adequate liquidity.
Our common stock is listed on the Nasdaq Capital Market. However, the trading market for our common stock may not be maintained and may not provide investors with adequate liquidity.
On June 29, 2023, we received written notification (the “Notice”) from the NASDAQ Stock Market (“NASDAQ”) that the closing bid price of our common stock had been below the minimum $1.00 per share for the previous 30 consecutive business days, and that we are therefore not in compliance with the requirements for continued listing on the NASDAQ Capital market under NASDAQ Listing Rule 5550(a)(2). The Notice provides us with an initial period of 180 calendar days, or until December 26, 2023, to regain compliance with the listing rules. We will regain compliance if the closing bid price of its common stock is $1.00 per share or higher for a minimum period of ten consecutive business days during this compliance period, as confirmed by written notification from NASDAQ.
If we do not achieve compliance by December 26, 2023, we expect that NASDAQ would provide notice that its securities are subject to delisting from the NASDAQ Capital Market, unless an additional extension to regaining compliance is then available.
We will continue to monitor the closing bid price for its common stock and to assess its options for maintaining the listing of its common stock on the NASDAQ Capital Market in light of this Notice. We will consider all available options to regain compliance with the minimum bid requirements, including an application to NASDAQ for an extension of the compliance period or an appeal to a Hearings Panel should its closing bid price not have regained compliance during the compliance period.
The liquidity of the market for our common stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of our common stock, the market for similar securities and the interest of securities dealers in making a market in our common stock. We cannot predict the extent to which investor interest in our Company will maintain the trading market in our common stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our common stock.
The market price of our common stock is variable and could be substantially affected by various factors.
The market price of our common stock could be subject to wide fluctuations in response to numerous factors. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. The price of the common stock that will prevail in the market after this offering may be higher or lower than before this offering depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.
These factors include, but are not limited to, the following:
•	shift in our investor base;
•	general economic and financial market conditions;

•	government action or regulation;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes to the market and industry conditions as a result of the global outbreak of the COVID-19 coronavirus;
•	an inability to maintain an uninterrupted supply of gasses used to power our lasers as the Russia-Ukraine War has disrupted supplies of rare gasses;
•	the financial condition, operations, stock price performance and prospects of our competitors;
•	announcements by us or our competitors of significant acquisitions, dispositions or software developments;
•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
•	the possible delisting of our common stock on the NASDAQ Capital Market;
•	our issuance of preferred equity and/or debt securities; and
•	actual or anticipated variations in annual and quarterly operating results of us and our competitors.
As a result of these and other factors, investors who purchase our common stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of our common stock, including decreases unrelated to our operating performance or prospects.
Future sales of substantial amounts of our common stock or other securities, or the possibility that such sales could occur, could adversely affect the market price of our common stock.
We cannot predict the effect, if any, that future issuances or sales of our common stock or other securities will have on the market price of our common stock. Issuances or sales of substantial amounts of our common stock, preferred stock, warrants, or debt securities convertible into or exercisable or exchangeable for common stock, or the perception that such issuances or sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future.
Your percentage ownership will be further diluted in the future.
Your percentage ownership in our common stock will be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees. Our Equity Incentive Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants. In October 2021, we entered into an equity distribution agreement with Ladenburg pursuant to which we may sell up to $11.0 million of our common stock in registered “at-the-market” offerings. The shares will be offered at prevailing market prices. As a result of shares sold thereunder, your percentage ownership in our common stock will be diluted in the future.
We will not receive any of the proceeds from the sale of the shares in this offering.
We will not receive any of the proceeds from the sale of the shares in this offering. However, any sale of the shares of our common stock in this offering presumes that the warrant holders will have exercised some or all of the Warrant at an exercise price of $0.88 per share. We will receive proceeds from the cash exercise of the Warrant which, if exercised with respect to all of the 800,000 shares of common stock, would result in gross proceeds of $704,000 to us. To the extent we receive proceeds from the cash exercise of the Warrant, we intend to use such proceeds for working capital and general corporate purposes to support our growth.

USE OF PROCEEDS
All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares. Any sale of these shares presumes that the warrant holder will have exercised some or all of the Warrant at an exercise price of $0.88 per share. We will receive proceeds from the cash exercise of the Warrant which, if exercised with respect to all of the 800,000 shares of common stock, would result in gross proceeds of $704,000 to us.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we plan to use the net proceeds from the cash exercise of such Warrant for working capital, general corporate purposes and growth initiatives, including organic growth and potential future acquisitions. While the Company has a pipeline of acquisition targets, as is typically the case, the Company has no present arrangements or agreements for any such acquisitions.
We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, the pace of the integration of acquired businesses, the level of our sales and marketing activities and the attractiveness of any additional acquisitions or investments.

DILUTION
If you invest in our common stock in this offering, you will experience dilution to the extent of the difference between the price per share of our common stock you pay in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.
Our net tangible book value on June 30, 2023 was approximately $(7.9) million, or approximately $(0.23) per share. “Net tangible book value” is total assets minus the sum of liabilities, goodwill and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding at June 30, 2023.
After giving effect to the issuance of the common stock to investors exercising for cash the Warrant for all 800,000 shares of common stock issuable pursuant thereto at $0.88 per share, our as adjusted net tangible book value as of June 30, 2023 would be approximately $(7.1) million or $(0.23) per share. This represents an immediate increase in net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.08 per share to investors exercising the Warrant at $0.88 per share.
For illustrative purposes, the following table illustrates this dilution per share to investors who purchased the shares at the same price which was paid by the selling stockholder to exercise their Warrant:
Exercise price per share		$0.88
Net tangible book value per share as of June 30, 2023	$(0.23)
Increase per share attributable to new investors	0.02
Pro forma as adjusted net tangible book value per share after this offering		$(0.20)
Dilution in net tangible book value per share to new investors		$1.08
The table above is based on 34,881,453 shares of common stock outstanding as of June 30, 2023, and excludes, as of such date:
•	5,369,714 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $1.61;
•	119,597 shares of common stock issuable upon the vesting and settlement of outstanding restricted stock units;
•	2,298,706 shares of common stock reserved for issuance pursuant to unvested grants under our equity compensation plans; and
•	shares of common stock, having an aggregate offering price of up to $11.0 million, issued pursuant to an equity distribution agreement with Ladenburg.

SELLING STOCKHOLDER
The shares of our common stock being offered by the selling stockholder are those issuable to the selling stockholder upon the exercise of the Warrant to purchase 800,000 shares of common stock that we issued on September 30, 2021 in connection with the Senior Financing as amended on June 30, 2023. This prospectus generally covers the resale of the shares of common stock issuable upon the exercise of the Warrant. The selling stockholder may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under “Plan of Distribution.” However, we do not know when or in what amount the selling stockholder may offer their shares for sale under this prospectus, if any.
The following tables set forth the name and address of the selling stockholder, the number of shares beneficially owned by such selling stockholder and the number of shares to be offered by such selling stockholder pursuant to this prospectus. The tables also provide information regarding the beneficial ownership of our common stock with respect to such selling stockholder, as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus by such selling stockholder. Information concerning the selling stockholder may change from time to time and, if necessary, we will supplement this prospectus accordingly. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding any shares of our common stock that such person has the right to acquire within 60 days of the date of this prospectus. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as shown in the following table has been determined in accordance with the rules of the SEC.
As of June 30, 2023, there were 34,881,453 shares of our common stock outstanding.
Name and Address of Selling Stockholder	Common Shares Beneficially Owned Prior to This Offering		Number of Shares Underlying Warrant(1)	Common Shares Beneficially Owned After This Offering
	Number(1)	Percentage		Number	Percentage
MidCap Funding XLVII Trust(2) 7255 Woodmont Ave, Suite 300 Bethesda, MD 20814	800,000	2.24%	800,000	0	0%
Total of Selling Stockholder:	800,000	2.24%	800,000	0	0%
(1)	Represents shares of common stock issuable if the Warrant is exercised in full.
(2)
Apollo Capital Management, L.P. (“Apollo”) is the investment manager for MidCap Funding XXVII Trust (“MCFXXVII”). Apollo is a registered investment advisor with the SEC. Howard Widra is an authorized signatory for Apollo Capital Management GP, LLC, which is the general partner of Apollo. Accordingly, Mr. Widra is permitted to make decisions on behalf of Apollo, acting in its capacity as the investment manager of MCFXXVII, and therefore may be deemed to have voting control and investment discretion over the securities held by MCFXXVII as reported herein.

CAPITALIZATION
Set forth below is our cash and capitalization as of June 30, 2023:
•	on an actual basis; and
•
as adjusted basis, reflecting the issuance of 800,000 shares of common stock offered by this prospectus, as a result of exercising the Warrant to purchase 800,000 shares of our common stock at an exercise price of $0.88 per share, assuming net proceeds to us of approximately $704,000, after deducting estimated offering expenses payable by us.

The information below should be read in conjunction with our condensed consolidated financial statements for the six months ended June 30, 2023 and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included in our Form 10-Q for the six months ended June 30, 2023 and incorporated by reference in this prospectus.
	As of June 30, 2023
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$9,034	$9,738
Current portion of long-term debt	$—	$—
Long-term debt, net of current portion	14,987	14,987
Total debt	14,987	14,987
Stockholders’ equity
Common stock, $0.001 par value - authorized, 150,000,000 shares; issued and outstanding, 34,881,453 shares actual and 35,681,453 as adjusted	35	36
Additional paid-in capital	250,085	250,788
Accumulated deficit	(233,211)	(233,211)
Total stockholders’ equity	16,909	17,613
Total capitalization	$31,896	$32,600
The table above is based on 34,881,453 shares of common stock outstanding as of June 30, 2023, and excludes, as of such date:
•	5,369,714 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $1.61;
•	119,597 shares of common stock issuable upon the vesting and settlement of outstanding restricted stock units;
•	2,298,706 shares of common stock reserved for issuance pursuant to unvested grants under our equity compensation plans; and
•	shares of common stock having an aggregate offering price of up to $11.0 million issued pursuant to an equity distribution agreement with Ladenburg.

DESCRIPTION OF OUR CAPITAL STOCK
General
The following description of the material provisions of our capital stock (which includes a description of securities that may be offered by the selling stockholder pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is based on and qualified by our Certificate of Incorporation, as amended and restated (the “Charter”), our Bylaws, and our Warrant Agreement to Purchase Shares of the Common Stock of STRATA Skin Sciences, Inc., dated as of September 30, 2021, between us and MidCap Funding XXVII Trust as amended and restated on June 30, 2023 (as amended, the “Warrant Agreement”), each of which is incorporated by reference in the registration statement of which this prospectus is a part. The summary below is also qualified by reference to provisions of the Delaware General Corporation Law (“DGCL”).
Our authorized capital stock consists of 160,000,000 shares, consisting of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share. As of June 30, 2023, our outstanding capital stock consists of 34,881,453 shares of common stock, and no shares of preferred stock. These figures do not include securities that may be issued upon exercise or vesting of our outstanding derivative securities including our options to purchase shares of common stock and restricted stock units under our equity incentive plans and a stock purchase warrant.
We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $25,000,000 in the aggregate of:
•	common stock;
•	preferred stock;
•
secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

•	warrants to purchase our securities;
•	rights to purchase our securities; or
•	units comprised of, or other combinations of, the foregoing securities.
We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.
Common Stock
As of June 30, 2023, there were 34,881,453 shares of common stock issued and outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.
Voting Power
Except as otherwise required by law or as provided in any certificate of designation for any series of Preferred Stock, the holders of common stock possess all the voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share held of record on matters to be voted on by stockholders.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions, provided that such holder is not an Unsuitable Person (as defined below).

Liquidation, Dissolution and Winding-Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of our creditors and the rights of holders of Preferred Stock, if any, have been satisfied.
Preemptive or Other Rights
There are no sinking fund provisions applicable to the common stock. Our stockholders have no preemptive or other subscription rights.
Preferred Stock
Our board of directors has the authority to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series, and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof or thereon, without any further vote or action by the stockholders. No shares of Preferred Stock are outstanding as of the date hereof.
You should refer to any filing with the SEC relating to the series of preferred stock being offered for the specific terms of that series, including:
•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•
the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

•	the liquidation preference per share;
•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;
•	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;
•	any preemptive rights;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.
Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.
Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.
Certain Anti-Takeover Provisions of Our Charter and Bylaws and Certain Provisions of Delaware Law
Our Charter and Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	specifying the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;
•	controls over the procedures for the conduct and scheduling of stockholder meetings; and
•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, singly or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our Charter or Bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
MidCap Warrant
As of the date of this prospectus, there is a warrant outstanding exercisable for 800,000 shares of common stock (the “Warrant”).
The Warrant was originally issued on September 30, 2021, in connection with a loan and security agreement between us and MidCap as amended and restated on June 30, 2023. Pursuant to the terms of the Warrant Agreement, the Warrant entitles the registered holder to purchase 800,000 shares of our common stock at a per share price of $0.88, subject to adjustment as discussed below. The Warrant may be exercised only for a whole number of shares of our common stock. The Warrant is exercisable and will expire on June 30, 2033, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of our common stock is greater than the exercise price of the Warrant on the expiration date of the Warrant.
The Warrant provides that the holder thereof may elect to exercise the warrant on a net “cashless” basis at any time prior to the expiration thereof. Pursuant to a registration rights agreement, we agreed to file a registration statement covering the resale of the shares underlying the Warrant by the 45th day following June 30, 2023.
In connection with a Merger Event (defined below) that is a Liquid Sale (defined below) where the value per share of our common stock is greater than the exercise price then in effect, the Warrant shall, on and after the closing of the Merger Event, automatically and without further action on the part of any party or other person, represent the right to receive, in lieu of the shares of our common stock that are issuable under the Warrant Agreement as of immediately prior to the closing of such Merger Event, the consideration payable on or in respect of such shares of our common stock less the amount equal to then-effective exercise price multiplied by the number of shares of our common stock as to which the Warrant is then exercised (such amount being the “purchase price”) for all such shares of our common stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to the holder of the Warrant as and when it is paid to the holders of the outstanding shares of our common stock; provided, however, in the event of a Merger Event that is an arm’s length sale of all or substantially all of our assets (and only its assets) to a third party that is not an affiliate of us (a “True Asset Sale”), the holder of the Warrant may either (a) exercise its conversion or purchase right under the Warrant and such exercise will be deemed effective immediately prior to the consummation of such Merger Event, or (b) permit the Warrant to continue for the term of the Warrant Agreement if we continue as a going concern following the closing of any such True Asset Sale. In connection with a Merger Event that is not a Liquid Sale, we shall cause the successor or surviving entity to assume the Warrant Agreement and our obligations thereunder on the closing thereof, and thereafter the Warrant shall be exercisable for the same number, class, and type of securities or other property as the holder of the Warrant would have received in consideration for the shares of our common stock issuable under the Warrant Agreement had it exercised the Warrant in full as of immediately prior to such closing, at an aggregate exercise price no greater than the aggregate exercise price in effect as of immediately prior to such closing, and subject to further adjustment from time to time in accordance with the provisions of this Agreement. This provision shall similarly apply to successive Merger Events. For purposes of this section of the Prospectus:
•
A “Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all of our assets, (ii) any merger or consolidation involving us in which we are not the surviving entity or in which our outstanding shares of capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity or converted into the right to receive cash, or (iii) any sale by holders of our outstanding voting equity securities in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of us; and

•
A “Liquid Sale” means the closing of a Merger Event in which the consideration received by us and/or our stockholders, as applicable, consists solely of cash and/or securities meeting all of the following requirements:

○
the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and is then current in its filing of all required reports and other information under the Act and the Exchange Act;

○
the class and series of shares or other security of the issuer that would be received by the holder of the Warrant in connection with the Merger Event were the holder to exercise the Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market; and

○
following the closing of such Merger Event, the holder of the Warrant would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the holder in such Merger Event were the holder to exercise the Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Merger Event.

Except for Merger Events discussed above, if we at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under the Warrant Agreement exist into the same or a different number of securities of any other class or classes of securities, the Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under the Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. This provision shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

If we at any time shall combine or subdivide our common stock, (i) in the case of a subdivision, the exercise price of the Warrant shall be proportionately decreased and the number of shares for which the Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the exercise price of the Warrant shall be proportionately increased and the number of shares for which the Warrant is exercisable shall be proportionately decreased.
If we at any time while the Warrant Agreement is outstanding and unexpired shall pay a dividend with respect to the outstanding shares of our common stock payable in additional shares of our common stock, then the exercise price of the Warrant shall be adjusted to that price determined by multiplying the exercise price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of our common stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of our common stock outstanding immediately after such dividend or distribution, and the number of shares of our common stock for which the Warrant is exercisable shall be proportionately increased.
If we at any time while the Warrant Agreement is outstanding and unexpired shall make any other dividend or distribution on or with respect to our common stock, except any dividend or distribution (i) in cash, or (ii) specifically provided for in any other clause of the Warrant Agreement, then, in each such case, provision shall be made by us such that the holder of the Warrant shall receive upon exercise or conversion of the Warrant a proportionate share of any such distribution as though it were the holder of our common stock (or other stock for which our common stock is convertible) as of the record date fixed for the determination of our stockholders entitled to receive such distribution.
MidCap Credit Facility
On September 30, 2021, we entered into an $8.0 million senior secured credit facility with MidCap pursuant to that certain Credit and Security Agreement with MidCap as agent and the lenders party thereto, of which the full amount was drawn by us on September 30, 2021. On June 30, 2023, we entered into (a) the Amendment No. 3 to the Credit and Security Agreement (the “Amendment”) among MidCap, as administrative agent, and the lenders identified therein, which amended the Credit and Security Agreement, dated as of September 30, 2021, as amended January 10, 2022 and September 6, 2022 (as amended by the Amendment, the “MidCap Credit Agreement”), (b) the Amended and Restated Warrant Agreement (the “A&R Warrant”) with MidCap Funding XXVII Trust (together with any registered holder from time to time or any holder of the shares issuable or issued upon the exercise or conversion of the warrant, the “Warrantholder”), which amended and restated the warrant agreement to purchase shares of our common stock, dated as of September 30, 2021 (the “Prior Warrant”), with the Warrantholder; (c) the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with the Warrantholder, which amended and restated the registration rights agreement, dated as of September 30, 2021, with the Warrantholder; and (d) a letter agreement (the “Fee Letter Agreement”) with MidCap, as agent.
In connection with the Amendment, the MidCap Credit Agreement provides for a senior secured term loan facility of $20.0 million, of which $8.0 million was drawn down by the Company on September 30, 2021 (“Credit Facility #1”), $7.0 million was drawn down by the Company on June 30, 2023 (“Credit Facility #2”) and an additional $5.0 million tranche (“Credit Facility #3”), which can be drawn by the Company if the Company’s Dermatology Recurring Procedures Revenue (as defined in the Credit Agreement) for the preceding twelve calendar months (ending on the last day of the calendar month for which a compliance certificate is delivered) is greater than or equal to $30.0 million (such condition, the “Applicable Funding Condition”). Credit Facility #3 can be drawn beginning on the later of the satisfaction of the Applicable Funding Condition and January 1, 2024, with such commitment terminating on the earlier to occur of December 31, 2024 and the delivery of a written notice by MidCap to the Company terminating the applicable commitments following an Event of Default (as defined in the MidCap Credit Agreement) that has not been waived or cured at the time such notice is delivered.
Borrowings under the MidCap Credit Agreement bear interest at a rate per annum equal to the sum of (a) the greater of (i) the sum of (A) 30 day forward-looking term rate of one month Secured Overnight Financing Rate (“SOFR”), as published by CME Group Benchmark Administration Limited, from time to time, plus (B) 0.10%, and (ii) the applicable floor rate of 3.50%, with such sum reset monthly, and (b) 7.50%. The Company is obligated to make only interest payments (payable monthly in arrears) through June 1, 2026. Commencing on July 1, 2026 and continuing for the remaining twenty-four months of the facility, the Company will be required to make monthly interest payments and monthly principal payments based on a straight-line amortization schedule set forth in the MidCap Credit Agreement, subject to certain adjustments as described in the MidCap Credit Agreement. The final maturity date under the MidCap Credit Agreement is June 1, 2028, unless earlier terminated. The MidCap Credit Agreement requires us to dedicate 100% of certain insurance proceeds to the prepayment of outstanding term loan, subject to certain exceptions and net of certain expenses and repayments. We may voluntarily prepay the outstanding term loan under the MidCap Credit Agreement, with such prepayment at least $5.0 million, at any time upon 30 days’ written notice.
Subject to customary exceptions and exclusions, all obligations under the MidCap Credit Agreement are secured pursuant to the terms of the MidCap Credit Agreement and an intellectual property security agreement, dated as of September 30, 2021, between us and MidCap. All borrowings under the MidCap Credit Agreement are secured by substantially all of the Company’s assets.
The MidCap Credit Agreement contains certain customary representations and warranties, affirmative covenants and conditions. The MidCap Credit Agreement also contains a number of negative covenants that, among other things and subject to certain exceptions and waivers, restrict the Company’s ability to:
•	incur additional indebtedness;
•
pay cash dividends on its capital stock or redeem, repurchase or retire its capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans in an aggregate amount not exceed $500,000 in any twelve month period);

•	make investments, loans and acquisitions;
•	engage in transactions with its affiliates;
•	sell assets;
•	materially alter the business it conducts;
•	consolidate or merge;
•	establish any new deposit accounts or security accounts not subject to an account control agreement;
•	make or permit payment on any subordinated debt;
•	incur liens;
•	make any significant change in accounting treatment or reporting practices; and
•	amend, modify or waive certain material agreements (if the effect on the Company or loans would be material) or its organizational documents.
Further, the MidCap Credit Agreement contains (a) a quarterly financial covenant that requires the Company to not have less than $29.0 million of net revenue (raised to $40.0 million by December 31, 2025 and, for periods ending after December 31, 2025, such net revenue as determined in good faith by MidCap, which shall not be less than the applicable minimum net revenue amount for the immediately preceding period and $40.0 million) for the trailing 12 month period as of June 30, 2023, and (b) a minimum of unrestricted cash (as defined in the MidCap Credit Agreement), at all times, of not less than $3.0 million.
The MidCap Credit Agreement contains various events of default, including the following:
•	failure to make any payment of principal or interest under the MidCap Credit Agreement when due;
•	failure to comply with any term contained in the MidCap Credit Agreement or related documents;
•	making any incorrect representation, warranty, certification or statement with respect to the MidCap Credit Agreement or related document;
•	failure to pay when due any other outstanding debt in the excess of $100,000;
•
commencing a voluntary case or other proceeding, or having such case or proceeding commenced against us, seeking liquidation, reorganization or other relief with respect to debts under any bankruptcy or insolvency;

•	any payments of any subordinated debt (other than specifically permitted payments);
•	if our common stock fails to remain publicly traded and registered with a public securities exchange;
•	a change in control (as defined in the MidCap Credit Agreement) occurs; and
•	occurrence of any event that could reasonably be expected to result in a material adverse effect.

Upon the occurrence and during the continuance of an event of default, MidCap may, and at the direction of a requisite percentage of the lenders must, (i) suspend or terminate the term loan commitment and Midcap and the other lenders’ obligations with respect thereto, and (ii) by notice to us, declare all or any portion of the obligations under the MidCap Credit Agreement to be immediately due and payable. In addition to MidCap’s other rights and available remedies, but subject to applicable cure periods, upon the occurrence and during the continuance of an event of default, MidCap may, and at the direction of a requisite percentage of the lenders must, terminate the MidCap Credit Agreement.
Pursuant to, and in accordance with, the terms and conditions of the A&R Warrant, which amended and restated the Prior Warrant, the Warrantholder can purchase 800,000 shares of the Company’s common stock at an exercise price equal to $0.88 for a period ending on June 30, 2033. Pursuant to the A&R Registration Rights Agreement, the Company shall register the shares underlying the A&R Warrant, with an initial filing due no later than the 45th day following the date of the A&R Registration Rights Agreement. Pursuant to the Fee Letter Agreement, the Company agreed to pay MidCap, as administrative agent, the following fees: (a) an origination fee on June 30, 2023 in an amount equal to (i) the Credit Extensions (as defined in the MidCap Credit Agreement) in respect of Credit Facility #2, multiplied by (ii) 0.50%; (b) on the maturity date of the MidCap Credit Agreement or any earlier date on which the obligations thereunder become due and payable in full or are otherwise paid full (such date, the “Full Exit Fee Payment Date”), the Company shall pay an exit fee equal to (i) 3.0% of the total aggregate principal amount of Credit Extensions (as defined in the MidCap Credit Agreement) made pursuant to the MidCap Credit Agreement (regardless of any repayment or prepayment thereof) as of the Full Exit Fee Payment Date (such aggregate amount, the “Exit Fee Base Amount”), less (ii) any Partial Exit Fee (as defined below) previously paid; (c) on the date of any voluntary or mandatory partial prepayment of the borrowings under the MidCap Credit Agreement (or on the date such mandatory prepayment becomes due and payable) (each such date, a “Partial Exit Fee Payment Date”), the Company shall pay an exit fee equal to 3.0% of the principal amount of the credit facilities paid or prepaid (or required to be paid in the case of a mandatory prepayment) as of the Partial Exit Fee Payment Date (such amount, the “Partial Exit Fee”); and (d) an origination fee payable contemporaneously with funding Credit Facility #3 in an amount equal to (i) the Credit Extensions (as defined in the MidCap Credit Agreement) in respect of Credit Facility #3, multiplied by (ii) 0.50%.

PLAN OF DISTRIBUTION
The selling stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities

Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the issuance of the securities offered hereby and other certain legal matters will be passed upon Stevens & Lee, P.C., Philadelphia, Pennsylvania.
EXPERTS
The consolidated balance sheets of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the 2022 Annual Report on Form 10-K, and the related notes, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.
For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:
•	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023 as amended by Amendment No. 1, filed with the SEC on May 1, 2023;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, as filed with the SEC on May 15, 2023, and for the quarter ended June 30, 2023, as filed with the SEC on August 9, 2023;
•	Our Current Reports on Form 8-K as filed with the SEC on June 30, 2023 and July 6, 2023; and
•
the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any amendment or report filed for the purpose of updating the description.

In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Securities Exchange Act of 1934, as amended.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit thereto, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.
You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania, Attention: General Counsel. The Company can be reached via telephone at (215) 619-3200.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

STRATA Skin Sciences, Inc.

800,000 Shares of Common Stock
Issuable upon Exercise of an Outstanding Warrant
PROSPECTUS
August 9, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered.
Amount
SEC registration fee	$107
Printing expenses	$ (1)
Legal fees and expenses	$ (1)
Accounting fees and expenses	$ (1)
Transfer agent fees and expenses	$ (1)
Miscellaneous	$ (1)
Total	$ (1)
(1)	These fees are calculated based on the securities offered and the number of issuance and accordingly cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation, as amended, provides that to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Company or its stockholders for monetary damages for monetary damages for breach of fiduciary duty as a director. The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company. Article V of our amended and restated by-laws provides that we shall indemnify our directors and officers, or former directors and officers, against any and all expenses and liabilities, to the fullest extent permitted by the DGCL.
We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for all expenses, including, but not limited to, attorney’s fees, witness fees, damages, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
Item 16.	Exhibits
The following exhibits are filed with this Registration statement.
Exhibit Number	Description of Document
3.1
Fifth Amended and Restated Certificate of Incorporation of STRATA Skin Sciences, Inc., incorporated by reference to Exhibit 3.1 contained in our Registration Statement on Form S-3 (File No. 333-258814), as filed with the SEC on August 13, 2021).

3.2	Fourth Amended and Restated Bylaws of STRATA Skin Sciences, Inc., incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K, as filed with the SEC on January 8, 2016.
5.1	Opinion of Stevens & Lee, P.C.
10.1
Amended and Restated Warrant Agreement to Purchase Shares of the Common Stock of STRATA Skin Sciences, Inc., dated as of June 30, 2023, between STRATA Skin Sciences, Inc. and MidCap Funding XXVII Trust, incorporated by reference to Exhibit 10.4 contained in our Current Report on Form 8-K, as filed with the SEC on July 6, 2023.

10.2
Amended and Restated Registration Rights Agreement, dated as of June 30, 2023, between STRATA Skin Sciences, Inc. and MidCap Funding XXVII Trust, incorporated by reference to Exhibit 10.5 contained in our Current Report on Form 8-K, as filed with the SEC on July 6, 2023.

23.1	Consent of Marcum LLP
23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney
107	Filing Fee Table
Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(d)
If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Pennsylvania on the 9th day of August, 2023.
STRATA SKIN SCIENCES, INC.

By:	/s/ Robert J. Moccia
Robert J. Moccia
Chief Executive Officer (Principal Executive Officer)
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of STRATA Skin Sciences, Inc. constitutes and appoints Robert J. Moccia, Christopher Lesovitz or Jay Sturm as his or her true and lawful attorney in fact and agent, with full powers of substitution an re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibit thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney in fact and agent, or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Robert J. Moccia	Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2023
Robert J. Moccia

/s/ Christopher Lesovitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2023
Christopher Lesovitz

/s/ Uri Geiger	Director, Chairperson of the Board of Directors	August 9, 2023
Uri Geiger

/s/ William D. Humphries	Director	August 9, 2023
William D. Humphries

/s/ Samuel Rubinstein	Director	August 9, 2023
Samuel Rubinstein

/s/ Nachum Shamir	Director	August 9, 2023
Nachum Shamir

/s/ Douglas Strang	Director	August 9, 2023
Douglas Strang

/s/ Patricia Walker	Director	August 9, 2023
Patricia Walker